UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Telephone and Data Systems, Inc.
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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a press release issued by Telephone and Data Systems, Inc. (“TDS”) on May 2, 2014 relating to earnings for the first quarter of 2014.

IMPORTANT INFORMATION:  TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2014 annual meeting of shareholders.  Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s definitive proxy statement relating to its 2014 annual meeting, as filed with the Securities and Exchange Commission (“SEC”) on April 18, 2014.  The 2014 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov  or from TDS as provided on its website at www.teldta.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2014 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

Exhibit 99.l   NEWS RELEASE

As previously announced, TDS will hold a teleconference May 2, 2014 at 9:30 a.m. CDT. Interested parties may listen to the call live via the Events & Presentations page of investors.teldta.com.

FOR IMMEDIATE RELEASE

TDS reports first quarter 2014 results

CHICAGO, (May 2, 2014) — Telephone and Data Systems, Inc. (NYSE:TDS) reported operating revenues of $1,196.0 million for the first quarter of 2014, versus $1,308.6 million for the comparable period one year ago. Net income attributable to TDS shareholders and related diluted earnings per share were $18.3 million and $0.16 respectively, for the first quarter of 2014, compared to $1.4 million and $0.01, respectively, in the comparable period one year ago.

Year-over-year comparisons are affected by U.S. Cellular’s divestiture transaction, the deconsolidation of certain U.S. Cellular partnerships, and acquisitions at TDS Telecom, in 2013.

“Our businesses made significant progress in the quarter to execute on their customer strategies and improve operating efficiency,” said LeRoy T. Carlson, Jr., TDS president and CEO. “While we have considerable work to do to improve our financial and operating performance, I believe we’re focused on the right areas.

“U.S. Cellular continues to attract new customers and drive smartphone adoption and data use, leading to higher average revenue per customer. Substantial progress has been made to restore high standards of service following the billing system conversion, and U.S. Cellular has already leveraged the system to deliver new services like our Shared Connect Plans and no contract Simple Connect Plans.

“TDS Telecom increased average revenue per customer for both residential and commercial wireline customers, with higher-tier TDS TV packages and faster broadband speeds, and new managedIP plans. We also continued to improve the overall efficiency of the wireline business. Revenues increased 77 percent at OneNeck IT Solutions, our hosted and managed services business, driven by revenues from acquisitions and increased revenues for recurring services.

“As we continued to execute our integration and customer strategies for Baja Broadband, we also agreed to acquire Bend Broadband, a premier cable and broadband provider to residential and business customers in Central Oregon. BendBroadband’s high-capacity, all-digital network, technology leadership, and customer-centered approach will be tremendous assets as we develop a premier cable broadband business.”

2014 Estimated Results

U.S. Cellular capital expenditures for 2014 are expected to be approximately $640 million, down from $738 million in 2013.

TDS Telecom estimates for full-year 2014 results are shown below.  Such estimates represent management’s view as of May 2, 2014.  Such forward-looking statements should not be assumed to be current as of any future date.  TDS undertakes no duty to update such information, whether as a result of new information, future events or otherwise.  There can be no assurance that final results will not differ materially from such estimated results.

TDS Telecom 2014 Estimated Results (1)
	Current	Previous
(Dollars in millions)
Operating revenues	$1,050-$1,100	Unchanged
Adjusted income before income taxes (2)	$250-$280	Unchanged
Capital expenditures	$200	Unchanged

(1)     These estimates do not reflect the effects of the acquisition of BendBroadband.

(2)     Adjusted income before income taxes is defined as income before income taxes, adjusted for the items set forth in the reconciliation below. Adjusted income before income taxes excludes these items in order to show operating results on a more comparable basis from period to period. In addition, TDS may exclude other items from adjusted income before income taxes if such items help reflect operating results on a more comparable basis. TDS does not intend to imply that any such amounts that are excluded are non-recurring, infrequent or unusual; such amounts may occur in the future.  Adjusted income before income taxes is not a measure of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”) and should not be considered as an alternative to income before income taxes as an indicator of the company’s operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. TDS believes adjusted income before income taxes is a useful measure of TDS’ operating results before significant recurring non-cash charges, discrete gains and losses, and financing charges (interest expense). The following table provides a reconciliation of income before income taxes to adjusted income before income taxes for 2014 estimated results, three months ended March 31, 2014, and 2013 actual results:

	TDS Telecom
		Actual Results
	2014 Estimated Results	Three Months Ended March 31, 2014	Year Ended December 31, 2013
(Dollars in millions)
Income before income taxes	$25-$55	$19	$49
Depreciation, amortization and accretion expense	$225	$54	$203
(Gain) loss on investments	―	―	($1)
Interest expense	―	―	($2)
Adjusted income before income taxes	$250-$280	$73	$249

Stock repurchase summary

TDS began repurchasing under its $250 million repurchase authorization on Aug. 5, 2013.   The following represents repurchases of TDS Common Shares.

Repurchase Period	# Shares	Cost (in millions)
2014 (first quarter)	157,891	$3.8
2013 (full year)	338,851	$9.7
Total	496,742	$13.5

Conference Call Information

TDS will hold a conference call on May 2, 2014 at 9:30 a.m. CST.

•          Access the live call on the Events & Presentations page of investors.teldta.com  or at http://www.videonewswire.com/event.asp?id=99006.

•         Access the call by phone at 877-407-8029 (US/Canada), no pass code required.

Before the call, certain financial and statistical information to be discussed during the call will be posted to investors.teldta.com. The call will be archived on the Events & Presentations page of investors.teldta.com.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 5.8 million customers nationwide through its business units, U.S. Cellular, TDS Telecom, OneNeck IT Solutions and Baja Broadband. Founded in 1969 and headquartered in Chicago, TDS employed 10,600 people as of March 31, 2014.

Visit www.teldta.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Contacts

Jane McCahon, Vice President, Corporate Relations and Corporate Secretary

312- 592-5379

jane.mccahon@teldta.com

Julie Mathews, Investor Relations Manager

312- 592-5341

 julie.mathews@teldta.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of any pending acquisition and divestiture transactions,  including, but not limited to, the ability to obtain regulatory approvals, successfully complete the transactions and the financial impacts of such transactions; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets;  pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K Current Report used by TDS to furnish this press release to the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit:

TDS: www.teldta.com

U.S. Cellular: www.uscellular.com

TDS Telecom: www.tdstelecom.com

OneNeck IT Solutions: www.oneneck.com

United States Cellular Corporation
Total Markets* Summary Operating Data (Unaudited)

As of or for the Quarter Ended	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Retail Customers
Postpaid
Total at end of period	4,174,000	4,267,000	4,343,000	4,412,000	5,060,000
Gross additions	197,000	176,000	165,000	165,000	191,000
Net additions (losses)	(93,000)	(71,000)	(60,000)	(120,000)	(74,000)
ARPU (1)	$57.59	$53.53	$54.64	$54.18	$54.85
Churn rate (2)	2.3%	1.9%	1.7%	2.0%	1.7%
Smartphone penetration (3) (4)	53.1%	50.8%	47.1%	45.5%	43.5%
Prepaid
Total at end of period	356,000	343,000	370,000	381,000	446,000
Gross additions	85,000	63,000	65,000	77,000	104,000
Net additions (losses)	13,000	(26,000)	(11,000)	(7,000)	23,000
ARPU (1)	$32.22	$31.66	$28.72	$31.69	$33.31
Churn rate (2)	6.9%	8.3%	6.8%	6.8%	6.2%
Total customers at end of period	4,684,000	4,774,000	4,875,000	4,968,000	5,736,000
Billed ARPU (1)	$53.93	$50.25	$50.92	$50.60	$51.13
Service revenue ARPU (1)	$60.19	$57.05	$58.36	$57.45	$57.63
Smartphones sold as a percent of total devices sold	73.0%	79.6%	65.2%	66.0%	61.7%
Total population
Consolidated markets (5)	54,817,000	58,013,000	84,025,000	84,025,000	93,943,000
Consolidated operating markets (5)	31,729,000	31,759,000	31,822,000	31,822,000	47,440,000
Market penetration at end of period
Consolidated markets (6)	8.5%	8.2%	5.8%	5.9%	6.1%
Consolidated operating markets (6)	14.8%	15.0%	15.3%	15.6%	12.1%
Capital expenditures (000s)	$89,581	$208,135	$242,459	$168,497	$118,410
Total cell sites in service	6,165	6,975	7,687	7,748	8,027
Owned towers	4,448	4,448	4,422	4,411	4,411

*         Represents U.S. Cellular’s consolidated markets. These results include markets which U. S. Cellular currently consolidates, or previously consolidated in the periods presented, and is not adjusted in prior periods for subsequent divestitures or deconsolidations.

Refer to U.S. Cellular’s Form 8-K filed on May 3, 2013 for pro forma financial information related to the Divestiture Transaction and the NY1 and NY2 Deconsolidation for the three months ended March 31, 2013, as if the transactions had occurred at the beginning of the period.

United States Cellular Corporation
Core* Markets Summary Operating Data (Unaudited)

As of or for the Quarter Ended	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Retail Customers
Postpaid
Total at end of period	4,174,000	4,267,000	4,343,000	4,412,000	4,463,000
Gross additions	197,000	176,000	165,000	165,000	176,000
Net additions (losses)	(93,000)	(71,000)	(60,000)	(53,000)	(33,000)
ARPU (1)	$57.59	$53.53	$54.64	$54.44	$54.21
Churn rate (2)	2.3%	1.9%	1.7%	1.6%	1.6%
Smartphone penetration (3) (4)	53.1%	50.8%	47.1%	45.5%	43.0%
Prepaid
Total at end of period	356,000	343,000	370,000	381,000	373,000
Gross additions	85,000	63,000	65,000	76,000	91,000
Net additions (losses)	13,000	(26,000)	(11,000)	8,000	31,000
ARPU (1)	$32.22	$31.66	$28.72	$31.65	$32.92
Churn rate (2)	6.9%	8.3%	6.8%	6.0%	5.6%
Total customers at end of period	4,684,000	4,774,000	4,875,000	4,968,000	5,005,000
Billed ARPU (1)	$53.93	$50.25	$50.92	$50.98	$50.93
Service revenue ARPU (1)	$60.19	$57.05	$58.36	$57.88	$57.14
Smartphones sold as a percent of total devices sold	73.0%	79.6%	65.2%	66.1%	62.1%
Total population
Consolidated markets (5)	54,817,000	58,013,000	84,025,000	84,025,000	84,025,000
Consolidated operating markets (5)	31,729,000	31,759,000	31,822,000	31,822,000	31,822,000
Market penetration at end of period
Consolidated markets (6)	8.5%	8.2%	5.8%	5.9%	6.0%
Consolidated operating markets (6)	14.8%	15.0%	15.3%	15.6%	15.7%
Capital expenditures (000s)	$89,581	$211,247	$239,332	$171,166	$107,907
Total cell sites in service	6,165	6,161	6,127	6,113	6,113
Owned towers	3,883	3,883	3,857	3,846	3,846

*      U.S. Cellular’s Core Markets excludes the results of the Divestiture Markets and NY1 and NY2 Partnerships for the periods presented.

Refer to U.S. Cellular’s Form 8-K filed on May 3, 2013 for pro forma financial information related to the Divestiture Transaction and the NY1 and NY2 Deconsolidation for the three months ended March 31, 2013, as if the transactions had occurred at the beginning of the period.

(1)     ARPU metrics are calculated by dividing a revenue base by an average number of customers by the number of months in the period.  These revenue bases and customer populations are shown below:

a.        Postpaid ARPU consists of total postpaid service revenues and postpaid customers.

b.        Prepaid ARPU consists of total prepaid service revenues and prepaid customers.

c.         Billed ARPU consists of total postpaid, prepaid and reseller service revenues and postpaid, prepaid and reseller customers.

d.        Service revenue ARPU consists of total retail service revenues, inbound roaming and other service revenues and postpaid, prepaid and reseller customers.

(2)     Churn metrics represent the percentage of the postpaid or prepaid customers that disconnect service each month. These metrics represent the average monthly postpaid or prepaid churn rate for each respective period.

(3)     Smartphones represent wireless devices which run on an Android, Apple, BlackBerry or Windows Mobile operating system, excluding tablets.

(4)     Smartphone penetration is calculated by dividing postpaid smartphone customers by total postpaid customers.

(5)     Used only to calculate market penetration of consolidated markets and consolidated operating markets, respectively. See footnote (6) below.

(6)     Market penetration is calculated by dividing the number of wireless customers at the end of the period by the total population of consolidated markets and consolidated operating markets, respectively, as estimated by Claritas.

TDS Telecom
Summary Operating Data (Unaudited)

Quarter Ended	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
TDS Telecom
Wireline
Residential connections
Voice (1)	348,700	352,100	358,100	364,100	368,600
Broadband (2)	229,000	227,000	229,500	231,700	229,500
IPTV (3)	15,900	13,800	12,200	10,500	9,000
Wireline residential connections	593,600	592,900	599,800	606,300	607,100

Commercial connections
Voice (1)	212,200	218,400	223,800	229,100	235,700
Broadband (2)	26,600	27,100	27,600	28,200	28,800
managedIP (4)	131,000	127,600	121,000	112,000	103,400
Wireline commercial connections	369,800	373,100	372,400	369,300	367,900

Total Wireline connections	963,400	966,000	972,200	975,600	975,000

Total residential revenue per connection (5)	$40.79	$40.93	$41.12	$40.10	$39.99

Cable
Cable Connections
Video (6)	68,700	69,100	70,300
Broadband (7)	63,000	61,000	59,800
Voice (7)	17,700	17,200	16,800
Cable connections	149,400	147,300	146,900

Total residential revenue per connection (5)	$57.37	$55.27	$55.67

(1)     The individual circuit connecting a customer to TDS Telecom’s central office facilities.

(2)     The number of customers provided high-capacity data circuits via various technologies, including DSL and dedicated internet circuit technologies.

(3)     The number of customers provided video services using IP networking technology.

(4)     The number of telephone handsets, data lines and IP trunks providing communications using IP networking technology.

(5)     Total residential revenue divided by the average number of total residential connections.

(6)     Generally, a home or business receiving video programming counts as one video connection. In counting bulk residential or commercial connections, such as an apartment building or hotel, connections are counted based on the number of units/rooms within the building receiving service.

(7)     Broadband and voice connections reflect billable number of lines into a building for high speed data and voice services, respectively.

TDS Telecom
Capital Expenditures (000s)

Quarter Ended	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Wireline	$22,900	$46,000	$32,800	$33,300	$27,900
Cable	6,200	7,000	1,400	—	—
HMS	2,800	9,200	2,400	2,300	2,600
	$31,900	$62,200	$36,600	$35,600	$30,500

Telephone and Data Systems, Inc.
Consolidated Statement of Operations Highlights
Three Months Ended March 31,
(Unaudited, dollars and shares in thousands, except per share amounts)
			Change
	2014	2013	Amount	Percent
Operating revenues
U.S. Cellular	$925,811	$1,081,746	$(155,935)	(14%)
TDS Telecom	262,416	217,061	45,355	21%
All Other (1)	7,735	9,766	(2,031)	(21%)
	1,195,962	1,308,573	(112,611)	(9%)
Operating expenses
U.S. Cellular
Expenses excluding depreciation, amortization and accretion	846,645	878,070	(31,425)	(4%)
Depreciation, amortization and accretion	167,753	189,845	(22,092)	(12%)
(Gain) loss on asset disposals, net	1,934	5,434	(3,500)	(64%)
(Gain) loss on sale of business and other exit costs, net	(6,900)	6,931	(13,831)	>(100%)
(Gain) loss on license sales and exchanges	(91,446)	—	(91,446)	N/M
	917,986	1,080,280	(162,294)	(15%)
TDS Telecom
Expenses excluding depreciation, amortization and accretion	190,303	159,486	30,817	19%
Depreciation, amortization and accretion	53,775	49,491	4,284	9%
(Gain) loss on asset disposals, net	344	193	151	78%
	244,422	209,170	35,252	17%
All Other (1)
Expenses excluding depreciation and amortization	9,326	9,239	87	1%
Depreciation and amortization	3,391	2,741	650	24%
(Gain) loss on asset disposals, net	152	(11)	163	>(100%)
	12,869	11,969	900	8%

Total operating expenses	1,175,277	1,301,419	(126,142)	(10%)
Operating income (loss)
U.S. Cellular	7,825	1,466	6,359	>100%
TDS Telecom	17,994	7,891	10,103	>100%
All Other (1)	(5,134)	(2,203)	(2,931)	>(100%)
	20,685	7,154	13,531	>100%
Investment and other income (expense)
Equity in earnings of unconsolidated entities	37,327	27,089	10,238	38%
Interest and dividend income	2,486	1,578	908	58%
Interest expense	(28,707)	(24,498)	(4,209)	(17%)
Other, net	160	(154)	314	>(100%)
Total investment and other income	11,266	4,015	7,251	>100%
Income before income taxes	31,951	11,169	20,782	>100%
Income tax expense	11,657	4,180	7,477	>100%
Net income	20,294	6,989	13,305	>100%
Less: Net income attributable to noncontrolling interests, net of tax	2,040	5,570	(3,530)	(63%)
Net income attributable to TDS shareholders	18,254	1,419	16,835	>100%
TDS Preferred dividend requirement	(12)	(12)	—	—
Net income available to common shareholders	$18,242	$1,407	$16,835	>100%

Basic weighted average shares outstanding	108,988	108,255	733	1%
Basic earnings per share attributable to TDS shareholders	$0.17	$0.01	$0.16	>100%

Diluted weighted average shares outstanding	109,672	108,693	979	1%
Diluted earnings per share attributable to TDS shareholders	$0.16	$0.01	$0.15	>100%

(1)     Consists of Non-Reportable Segment, corporate operations and intercompany eliminations between U.S. Cellular, TDS Telecom, the Non-Reportable Segment and corporate operations.

N/M – Percentage change not meaningful

Telephone and Data Systems, Inc.
Consolidated Balance Sheet Highlights
(Unaudited, dollars in thousands)

ASSETS

	March 31,	December 31,
	2014	2013
Current assets
Cash and cash equivalents	$872,910	$830,014
Short-term investments	40,056	50,104
Accounts receivable from customers and others	615,009	731,114
Inventory, net	224,904	244,560
Net deferred income tax asset	106,077	106,077
Prepaid expenses	89,344	87,920
Income taxes receivable	5,679	2,397
Other current assets	35,154	35,151
	1,989,133	2,087,337

Assets held for sale	—	16,027

Investments
Licenses	1,448,598	1,423,779
Goodwill	836,843	836,843
Franchise rights	123,668	123,668
Other intangible assets, net	66,439	71,454
Investments in unconsolidated entities	326,279	301,772
Other investments	611	641
	2,802,438	2,758,157

Property, plant and equipment, net
U.S. Cellular	2,776,220	2,856,520
TDS Telecom	967,847	984,634
Other	35,066	36,990
	3,779,133	3,878,144

Other assets and deferred charges	178,599	164,482

Total assets	$8,749,303	$8,904,147

Telephone and Data Systems, Inc.
Consolidated Balance Sheet Highlights
(Unaudited, dollars in thousands)

LIABILITIES AND EQUITY

	March 31,	December 31,
	2014	2013
Current liabilities
Current portion of long-term debt	$1,415	$1,646
Accounts payable	414,015	496,069
Customer deposits and deferred revenues	287,999	289,445
Accrued interest	15,757	6,673
Accrued taxes	72,761	70,518
Accrued compensation	65,486	115,031
Other current liabilities	167,746	212,374
	1,025,179	1,191,756

Deferred liabilities and credits
Net deferred income tax liability	847,850	862,975
Other deferred liabilities and credits	477,305	458,709

Long-term debt	1,720,031	1,720,074

Noncontrolling interests with redemption features	543	536

Equity
TDS shareholders' equity
Series A Common and Common Shares, par value $.01	1,327	1,327
Capital in excess of par value	2,313,682	2,308,807
Treasury shares, at cost	(722,658)	(721,354)
Accumulated other comprehensive loss	(938)	(569)
Retained earnings	2,533,298	2,529,626
Total TDS shareholders' equity	4,124,711	4,117,837

Preferred shares	824	824
Noncontrolling interests	552,860	551,436

Total equity	4,678,395	4,670,097

Total liabilities and equity	$8,749,303	$8,904,147

Balance Sheet Highlights
March 31, 2014
(Unaudited, dollars in thousands)

	U.S.	TDS	TDS Corporate	Intercompany		TDS
	Cellular	Telecom	& Other	Eliminations		Consolidated
Cash and cash equivalents	$398,541	$84,120	$390,249	$	―	$872,910
Affiliated cash investments	―	444,181	―		(444,181)	―
Short-term investments	40,056	―	―		―	40,056
	$438,597	$528,301	$390,249		$(444,181)	$912,966

Licenses, goodwill and other intangible assets	$1,813,469	$792,606	$(130,527)	$	―	$2,475,548
Investment in unconsolidated entities	289,842	3,807	39,771		(7,141)	326,279
Long-term and other investments	―	611	―		―	611
	$2,103,311	$797,024	$(90,756)		$(7,141)	$2,802,438

Property, plant and equipment, net	$2,776,220	$967,847	$35,066	$	―	$3,779,133

Long-term debt:
Current portion	$166	$73	$1,176	$	―	$1,415
Non-current portion	878,127	1,420	840,484		―	1,720,031
	$878,293	$1,493	$841,660	$	―	$1,721,446

Telephone and Data Systems, Inc.

Schedule of Cash and Cash Equivalents and Investments

(Unaudited, dollars in thousands)

The following table presents TDS’ cash and cash equivalents and investments at March 31, 2014 and December 31, 2013.

	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$872,910	$830,014

Amounts included in short-term investments (1) (2)
U.S. Treasury Notes	40,056	50,104

Total cash and cash equivalents and investments	$912,966	$880,118

(1)     Designated as held-to-maturity investments and are recorded at amortized cost in the Consolidated Balance Sheet.

(2)     Maturities are less than twelve months from the respective balance sheet dates.

Telephone and Data Systems, Inc.
Consolidated Statement of Cash Flows
Three Months Ended March 31,
(Unaudited, dollars in thousands)
	2014	2013
Cash flows from operating activities
Net income	$20,294	$6,989
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	224,919	242,077
Bad debts expense	21,559	17,874
Stock-based compensation expense	6,759	7,585
Deferred income taxes, net	(14,510)	3,009
Equity in earnings of unconsolidated entities	(37,327)	(27,089)
Distributions from unconsolidated entities	12,820	8,089
(Gain) loss on asset disposals, net	2,430	5,616
(Gain) loss on sale of business and other exit costs, net	(6,900)	6,931
(Gain) loss on license sales and exchanges	(91,446)	—
Noncash interest expense	506	497
Other operating activities	47	256
Changes in assets and liabilities from operations
Accounts receivable	92,949	34,038
Inventory	19,656	16,860
Accounts payable	(53,403)	(3,203)
Customer deposits and deferred revenues	(1,447)	7,904
Accrued taxes	(1,634)	5,309
Accrued interest	9,136	9,279
Other assets and liabilities	(99,471)	(95,669)
	104,937	246,352

Cash flows from investing activities
Cash used for additions to property, plant and equipment	(150,890)	(176,318)
Cash paid for acquisitions and licenses	(8,254)	(14,150)
Cash received from divestitures	103,042	—
Cash received for investments	10,000	—
Other investing activities	1,623	6,364
	(44,479)	(184,104)

Cash flows from financing activities
Repayment of long-term debt	(392)	(328)
TDS Common Shares reissued for benefit plans, net of tax payments	(50)	140
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	316	123
Repurchase of TDS Common Shares	(3,342)	—
Repurchase of U.S. Cellular Common Shares	(2,000)	(18,425)
Dividends paid to TDS shareholders	(14,582)	(13,792)
Distributions to noncontrolling interests	(346)	(2,396)
Other financing activities	2,834	(1,351)
	(17,562)	(36,029)

Net increase in cash and cash equivalents	42,896	26,219
Cash and cash equivalents
Beginning of period	830,014	740,481
End of period	$872,910	$766,700

TDS Telecom Highlights
Three Months Ended March 31,
(Unaudited, dollars in thousands)

			Change
	2014	2013	Amount	Percent
Wireline
Operating revenues
Residential	$72,505	$73,004	$(499)	(1%)
Commercial	57,980	57,125	855	1%
Wholesale	46,448	50,549	(4,101)	(8%)
Total service revenues	176,933	180,678	(3,745)	(2%)
Equipment sales	553	897	(344)	(38%)
	177,486	181,575	(4,089)	(2%)
Operating expenses
Cost of services	64,400	66,439	(2,039)	(3%)
Cost of equipment sold	483	1,010	(527)	(52%)
Selling, general and administrative expenses	46,520	57,380	(10,860)	(19%)
Depreciation, amortization and accretion	42,736	44,023	(1,287)	(3%)
Loss on asset disposals, net	245	163	82	50%
	154,384	169,015	(14,631)	(9%)

Operating income	$23,102	$12,560	$10,542	84%

Cable
Operating revenues
Residential	$18,253	$—	$18,253	N/M
Commercial	4,250	—	4,250	N/M
	22,503	—	22,503	N/M
Operating expenses
Cost of services	10,955	—	10,955	N/M
Selling, general and administrative expenses	6,378	—	6,378	N/M
Depreciation, amortization and accretion	4,361	—	4,361	N/M
Loss on asset disposals, net	65	—	65	N/M
	21,759	—	21,759	N/M

Operating income	$744	$—	$744	N/M

HMS
Operating revenues
Service revenues	$27,376	$22,000	$5,376	24%
Equipment sales	35,732	13,564	22,168	>100%
	63,108	35,564	27,544	77%
Operating expenses
Cost of services	16,946	13,602	3,344	25%
Cost of equipment sold	30,467	11,212	19,255	>100%
Selling, general and administrative expenses	14,835	9,921	4,914	50%
Depreciation, amortization and accretion	6,678	5,468	1,210	22%
Loss on asset disposals, net	34	30	4	13%
	68,960	40,233	28,727	71%

Operating loss	$(5,852)	$(4,669)	$(1,183)	(25%)

Intercompany revenues	$(681)	$(78)	$(603)	>(100)%
Intercompany expenses	(681)	(78)	(603)	>(100)%

Total TDS Telecom operating income	$17,994	$7,891	$10,103	>100%

Telephone and Data Systems, Inc.
Financial Measures and Reconciliations
(Unaudited, dollars in thousands)

	TDS Consolidated
Three Months Ended March 31,	2014	2013

Cash flows from operating activities	$104,937	$246,352
Deduct:
Cash used for additions to property, plant, and equipment	150,890	176,318
Free cash flow (1)	$(45,953)	$70,034

(1)     Free cash flow is defined as Cash flows from operating activities less Cash used for additions to property, plant and equipment. Free cash flow is a non-GAAP financial measure which TDS believes may be useful to investors and other users of its financial information in evaluating the amount of cash generated by business operations, after Cash used for additions to property, plant and equipment.